Exhibit 99.1

4484 Wilshire Boulevard Los Angeles, California 90010 (323) 937-1060 Fax (323) 857-7125

Press Release

FOR MORE INFORMATION, CONTACT:

Theodore Stalick, SVP/CFO

(323) 937-1060

www.mercuryinsurance.com

For Release: November 4, 2025

Mercury General Corporation Announces Third

Quarter Results and Declares Quarterly Dividend

Los Angeles, California…Mercury General Corporation (NYSE: MCY) reported today for the third quarter of 2025:

Consolidated Highlights

	Three Months Ended September 30,		Change			Nine Months Ended September 30,		Change
	2025	2024	$	%		2025	2024	$	%
(000’s except per-share amounts and ratios)
Net premiums earned (2)	$1,410,400	$1,320,652	$89,748	6.8		$4,060,208	$3,723,355	$336,853	9.0
Net premiums written (1) (2)	$1,498,861	$1,422,933	$75,928	5.3		$4,294,048	$4,063,377	$230,671	5.7
Net realized investment gains, net of tax (3)	$66,716	$90,412	$(23,696)	(26.2)		$103,688	$122,873	$(19,185)	(15.6)
Net income	$280,403	$230,856	$49,547	21.5		$338,547	$366,886	$(28,339)	(7.7)
Net income per diluted share	$5.06	$4.17	$0.89	21.3		$6.11	$6.63	$(0.52)	(7.8)
Operating income (1)	$213,687	$140,444	$73,243	52.2		$234,859	$244,013	$(9,154)	(3.8)
Operating income per diluted share (1)	$3.86	$2.54	$1.32	52.0		$4.24	$4.41	$(0.17)	(3.9)
Catastrophe losses net of reinsurance (4)	$29,000	$39,000	$(10,000)	(25.6)		$489,000	$236,000	$253,000	107.2
Combined ratio (5)	87.0%	93.6%	—	(6.6	) pts	99.0%	97.6%	—	1.4 pts

(1)

These measures are not based on U.S. generally accepted accounting principles (“GAAP”), are defined in “Information Regarding GAAP and Non-GAAP Measures” and are reconciled to the most directly comparable GAAP measures in “Supplemental Schedules.”

(2)

Both net premiums earned and net premiums written for the nine months ended September 30, 2025 include $101 million of increased ceded premiums due to the reinstatement premiums paid and recorded in the first half of 2025 to reinstate the fully exhausted reinsurance coverage layers of its catastrophe reinsurance treaty ending June 30, 2025 following the Palisades and Eaton wildfires in January 2025.

(3)

Net realized investment gains before tax was $84 million and $114 million for the three months ended September 30, 2025 and 2024, respectively, and $131 million and $156 million for the nine months ended September 30, 2025 and 2024, respectively. The changes in fair value of the Company’s investments are recorded as part of net realized investment gains or losses in its consolidated statements of operations due to the adoption of the fair value option for its investments as permitted under GAAP.

(4)

The majority of 2025 catastrophe losses resulted from the Palisades and Eaton wildfires in California and severe storms in Texas and Oklahoma. The majority of 2024 catastrophe losses resulted from tornadoes, hailstorms and convective storms in Texas and Oklahoma, winter storms and rainstorms in California, and the impact of Hurricane Helene in Florida and Georgia. Catastrophe losses net of reinsurance for the nine months ended September 30, 2025 was reduced by approximately $574 million from subrogation recorded on the Palisades and Eaton wildfires.

(5)

The Company experienced favorable development of approximately $27 million and unfavorable development of approximately $8 million on prior accident years’ loss and loss adjustment expense reserves for the three months ended September 30, 2025 and 2024, respectively, and favorable development of approximately $74 million and unfavorable development of approximately $16 million on prior accident years’ loss and loss adjustment expense reserves for the nine months ended September 30, 2025 and 2024, respectively. The year-to-date favorable development in 2025 was primarily attributable to lower than estimated losses and loss adjustment expenses in the automobile and homeowners lines of insurance business, including favorable development on the prior years’ catastrophe losses. The year-to-date unfavorable development in 2024 was primarily attributable to higher than estimated losses and loss adjustment expenses in the commercial automobile and commercial property lines of insurance business and catastrophe losses, partially offset by favorable development in the private passenger automobile and homeowners lines of insurance business.

Investment Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
(000’s except average annual yield)
Average invested assets at cost (1)	$6,135,816	$5,795,086	$5,840,849	$5,571,831
Net investment income (2) (3)
Before income taxes	$83,970	$72,738	$244,208	$206,726
After income taxes	$70,745	$61,114	$204,616	$173,928
Average annual yield on investments (2) (3)
Before income taxes	4.6%	4.6%	4.7%	4.5%
After income taxes	4.0%	3.9%	4.0%	3.8%

(1)

Fixed maturities and short-term bonds at amortized cost; equities and other short-term investments at cost. Average invested assets at cost are based on the monthly amortized cost of the invested assets excluding cash for each period.

(2)

Net investment income includes interest income earned on cash of approximately $12.9 million and $6.8 million ($10.2 million and $5.3 million after tax) for the three months ended September 30, 2025 and 2024, respectively, and approximately $38.4 million and $18.6 million ($30.4 million and $14.7 million after tax) for the nine months ended September 30, 2025 and 2024, respectively. Average annual yield on investments does not include interest income earned on cash.

(3)

Higher net investment income before and after income taxes for the three months ended September 30, 2025 compared to the corresponding period in 2024 resulted largely from higher average invested assets and cash. Higher net investment income before and after income taxes for the nine months ended September 30, 2025 compared to the corresponding period in 2024 resulted largely from higher average yield combined with higher average invested assets and cash. Average annual yield on investments before and after income taxes for the nine months ended September 30, 2025 increased compared to the corresponding period in 2024, primarily due to the sale of certain low-yielding investments with a total fair value of approximately $600 million in January 2025 to provide ample liquidity for claims resulting from the Palisades and Eaton wildfires, combined with the replacement of certain lower yielding investments with higher yielding long-term investments.

The Board of Directors declared a quarterly dividend of $0.3175 per share. The dividend will be paid on December 24, 2025 to shareholders of record on December 10, 2025.

Updated Information Regarding the Palisades and Eaton Wildfires

In January 2025, extreme wind-driven wildfires caused widespread damage across parts of Southern California, primarily in the communities of Pacific Palisades and Altadena. The two largest of these Southern California wildfires are known as the Palisades and Eaton wildfires. The Company recorded net catastrophe losses and loss adjustment expenses (“LAE”) before taxes from the Palisades and Eaton wildfires of approximately $381 million in its consolidated statements of operations for the nine months ended September 30, 2025. The following table presents the components of net losses from the Palisades and Eaton wildfires as of September 30, 2025, June 30, 2025 and March 31, 2025:

	For the Nine Months Ended September 30, 2025	For the Six Months Ended June 30, 2025	For the Three Months Ended March 31, 2025
	(Amounts in thousands)
Gross losses and loss adjustment expenses	$2,174,675	$2,153,000	$2,149,000
Subrogation recoverable - Eaton fire (1) ***	(526,654)	(528,000)	(525,000)
Subrogation recovered and recoverable - Palisades fire (2)***	(47,758)	(46,500)	—
Reinsurance recovered and recoverable (3)	(1,293,500)	(1,293,500)	(1,293,500)

Net catastrophe losses and loss adjustment expenses on Eaton and Palisades fires before FAIR Plan	$306,763	$285,000	$330,500

Company’s share of FAIR Plan losses and loss adjustment expenses (4)	$99,216	$99,000	$108,500
Recoupable portion of FAIR Plan losses and loss adjustment expenses (5)	(25,000)	(25,000)	(25,000)

Net FAIR Plan losses and loss adjustment expenses	$74,216	$74,000	$83,500

Net losses and loss adjustment expenses on Eaton and Palisades fires (6)	$380,979	$359,000	$414,000

__________

(1)

The Company is actively pursuing subrogation against Southern California Edison (“SCE”) on the Eaton fire. The Company recorded approximately $527 million in estimated subrogation recoveries, or approximately 55% of its estimated ultimate losses on the Eaton fire, as an offset against loss and loss adjustment expense reserves in its consolidated balance sheet at September 30, 2025, and thereby reduced losses and loss adjustment expenses by the same amount in its consolidated statements of operations for the nine months ended September 30, 2025. Although SCE has not admitted that its equipment caused the Eaton fire, significant evidence indicates that SCE’s equipment was the cause of the Eaton fire. In addition, SCE has disclosed that it is probable that SCE will incur material losses from the Eaton fire and entered into a negotiated agreement without litigation with one insurance company to pay 52% of the losses incurred. For utility caused California wildfires occurring since 2017 through 2024 where SCE and other utility companies settled the subrogation claims without admitting fault, such companies have paid out average amounts equal to over 60% of the losses incurred with a range as low as 55% to over 70%. The Company believes that SCE has the wherewithal to settle the subrogation claims on the Eaton fire in a similar range of settlement amounts as on the recent past wildfires. SCE also has access to the California Wildfire Fund which provides additional funding to reimburse member utilities to pay wildfire claims. Based on the grounds described above as well as management’s estimates and assumptions derived from industry experience, including recent market interest in the acquisition of the Company’s subrogation rights on the Eaton fire, the Company believes $527 million is a reasonable estimate of probable recovery on the Eaton fire.

(2)

In June 2025, the Company sold its subrogation rights on the Palisades fire to a third party for a guaranteed percentage of losses incurred plus a share in the amount recovered above a certain threshold (“Upside Recovery’). The recovery amount from the guaranteed percentage of losses is approximately $48 million, with $27 million received as of September 30, 2025. The remaining balance of approximately $21 million at September 30, 2025 will be settled each quarter based on the amount of claims payments the Company makes subsequent to the previous settlement date. The Company recorded the total sale price of approximately $48 million as an offset against losses and loss adjustment expenses in its consolidated statements of operations for the nine months ended September 30, 2025. The Company did not record an amount for the potential Upside Recovery.

(3)

The Company’s catastrophe reinsurance program for the treaty year ended June 30, 2025 provides approximately $1,290 million of limits on a per occurrence basis after covered catastrophe losses exceed the Company’s retention of $150 million. It also allows the Company to consider catastrophe events that occur within a 150-mile radius as a single occurrence or separate occurrences for reinsurance purposes. The Company treated the Palisades and Eaton wildfires as one event for reinsurance purposes exhausting the full $1,290 million of limits and paid reinstatement premiums of approximately $101 million. The $1,290 million of limits used for the Palisades and Eaton wildfires was reduced by $6.5 million for ineligible parametric coverage. The Company also utilized $10 million from a separate property excess of loss reinsurance treaty making the total reinsurance used for the Palisades and Eaton wildfires approximately $1,294 million.

(4)

The Company is a member of the California FAIR Plan, the state’s fire insurer of last resort. To the extent the FAIR Plan has losses exceeding its capital and reinsurance coverage, the FAIR Plan can assess its member companies for the shortfall based on each company’s California market share. The FAIR Plan had significant losses from the Palisades and Eaton wildfires, and the Company’s share of the FAIR Plan losses from the Palisades and Eaton wildfires was approximately $99 million (an amount based on information provided to the Company directly from the FAIR Plan), which was recorded as part of the Company’s losses from the Palisades and Eaton wildfires in its consolidated statements of operations for the nine months ended September 30, 2025.

(5)

The FAIR Plan assessed the Company $50 million to strengthen the FAIR Plan’s capital position following the Palisades and Eaton wildfires in the first quarter of 2025. The California DOI allows for recoupment of 50% or $25 million of the $50 million assessment via a temporary surcharge to the Company’s policyholders. The Company has received approval from the California DOI to begin recouping the $25 million, which partially offset the Company’s share of the FAIR Plan’s losses of $99 million. Accordingly, the Company recorded a net loss of approximately $74 million for its share of the FAIR Plan’s losses from the Palisades and Eaton wildfires in its consolidated statements of operations for the nine months ended September 30, 2025.

(6)

The Company recorded a net loss of approximately $22 million in its consolidated statements of operations for the three months ended September 30, 2025 due to an increase in estimated net losses and loss adjustment expenses on the Palisades and Eaton wildfires. The increase in estimated net losses and loss adjustment expenses is primarily due to updated estimates for partial losses.

***

Accounting Standards Codification (“ASC”) 944-40-30-2 through 3 and Statement of Statutory Accounting Principles (“SSAP”) No. 55 paragraph 15 require salvage and subrogation recoverables to be deducted from the liability for unpaid claims; therefore, loss and loss adjustment expense reserves on the Company’s consolidated balance sheets is shown net of estimated salvage and subrogation recoverables, and losses and loss adjustment expenses on its consolidated statements of operations is shown net of salvage and subrogation. The Company applies this accounting method for salvage and subrogation in a consistent manner for both GAAP and statutory reporting purposes.

As of September 30, 2025, the Company has paid out approximately $1,404 million for losses and loss adjustment expenses related to the Palisades and Eaton wildfires. The Company has received 100% of the reinsurance recoverable amounts billed to its reinsurers through September 30, 2025.

Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers and direct-to-consumer sales in many states. For more information, visit the Company’s website at www.mercuryinsurance.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Certain statements contained in this report are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company’s insurance products, inflation and general economic conditions, including general market risks associated with the Company’s investment portfolio; the accuracy and adequacy of the Company’s pricing methodologies; catastrophes in the markets served by the Company; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company’s loss reserves in general, including subrogation recovery estimates; the Company’s ability to obtain and the timing of the approval of premium rate changes for insurance policies issued in the states where it operates; legislation adverse to the automobile or homeowners insurance industry or business generally that may be enacted in the states where the Company operates; the Company’s success in managing its business in non-California states; the presence of competitors with greater financial resources and the impact of competitive pricing and marketing efforts; the Company’s ability to successfully allocate the resources used in the states with reduced or exited operations to its operations in other states; changes in driving patterns and loss trends; acts of war and terrorist activities; effects of changing climate conditions; pandemics, epidemics, widespread health emergencies, or outbreaks of infectious diseases; court decisions and trends in litigation and health care and auto repair costs; heightened global trade barriers or restrictions; and legal, cybersecurity, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission on February 11, 2025.

MERCURY GENERAL CORPORATION AND SUBSIDIARIES

SUMMARY OF OPERATING RESULTS

(000’s except per-share amounts and ratios)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Net premiums earned	$1,410,400	$1,320,652	$4,060,208	$3,723,355
Net investment income	83,970	72,738	244,208	206,726
Net realized investment gains	84,451	114,446	131,251	155,536
Other	6,105	22,538	21,022	23,837

Total revenues	1,584,926	1,530,374	4,456,689	4,109,454

Expenses:
Losses and loss adjustment expenses	882,745	918,439	3,043,596	2,759,117
Policy acquisition costs	236,164	230,293	692,765	630,016
Other operating expenses	108,518	86,861	283,996	245,651
Interest	7,181	7,717	21,562	23,288

Total expenses	1,234,608	1,243,310	4,041,919	3,658,072

Income before income taxes	350,318	287,064	414,770	451,382
Income tax expense	69,915	56,208	76,223	84,496

Net income	$280,403	$230,856	$338,547	$366,886

Basic average shares outstanding	55,389	55,371	55,389	55,371
Diluted average shares outstanding	55,389	55,376	55,389	55,374
Basic Per Share Data
Net income	$5.06	$4.17	$6.11	$6.63
Net realized investment gains, net of tax	$1.20	$1.63	$1.87	$2.22
Diluted Per Share Data
Net income	$5.06	$4.17	$6.11	$6.63
Net realized investment gains, net of tax	$1.20	$1.63	$1.87	$2.22
Operating Ratios-GAAP Basis
Loss ratio	62.6%	69.5%	75.0%	74.1%
Expense ratio	24.4%	24.0%	24.1%	23.5%

Combined ratio (a)	87.0%	93.6%	99.0%	97.6%

(a)	Combined ratios for the three months ended September 30, 2024 and nine months ended September 30, 2025 do not sum due to rounding.

MERCURY GENERAL CORPORATION AND SUBSIDIARIES

CONDENSED BALANCE SHEETS AND OTHER INFORMATION

(000’s except per-share amounts and ratios)

	September 30, 2025	December 31, 2024
	(unaudited)
ASSETS
Investments, at fair value:
Fixed maturity securities (amortized cost $5,175,844; $4,982,459)	$5,154,481	$4,913,378
Equity securities (cost $643,014; $795,068)	746,227	879,175
Short-term investments (cost $472,878; $283,792)	472,897	283,817

Total investments	6,373,605	6,076,370
Cash	1,252,575	720,257
Receivables:
Premiums	778,611	697,176
Allowance for credit losses on premiums receivable	(6,400)	(6,400)

Premiums receivable, net of allowance for credit losses	772,211	690,776
Accrued investment income	69,107	67,630
Other	59,741	62,118

Total receivables	901,059	820,524
Reinsurance recoverables (net of allowance for credit losses $266; $0)	175,768	28,613
Deferred policy acquisition costs	362,886	335,332
Fixed assets, net	146,797	138,177
Operating lease right-of-use assets	13,483	13,407
Deferred income taxes	27,852	45,854
Goodwill	42,796	42,796
Other intangible assets, net	7,040	7,682
Other assets	68,881	81,620

Total assets	$9,372,742	$8,310,632

LIABILITIES AND SHAREHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$3,595,972	$3,152,031
Unearned premiums	2,273,531	2,039,830
Notes payable	574,427	574,128
Accounts payable and accrued expenses	422,351	417,765
Operating lease liabilities	13,712	13,580
Current income taxes	81,845	20,752
Other liabilities	178,590	146,022
Shareholders’ equity	2,232,314	1,946,524

Total liabilities and shareholders’ equity	$9,372,742	$8,310,632

OTHER INFORMATION
Common stock shares outstanding	55,389	55,389
Book value per share	$40.30	$35.14
Statutory surplus (a)	$2.24 billion	$2.03 billion
Net premiums written to surplus ratio (a)	2.51	2.65
Debt to total capital ratio (b)	20.5%	22.8%
Portfolio duration (including all short-term instruments) (a) (c)	3.9 years	3.4 years
Policies-in-force (company-wide “PIF”) (a)
Personal Auto PIF	1,035	1,019
Homeowners PIF	868	852
Commercial Auto PIF	35	39

(a)	Unaudited.
(b)	Debt to Debt plus Shareholders’ Equity (Debt at face value).
(c)	Modified duration reflecting anticipated early calls.

SUPPLEMENTAL SCHEDULES

(000’s except per-share amounts and ratios)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Reconciliations of Comparable GAAP Measures to Operating Measures (a)
Net premiums earned	$1,410,400	$1,320,652	$4,060,208	$3,723,355
Change in net unearned premiums	88,461	102,281	233,840	340,022

Net premiums written	$1,498,861	$1,422,933	$4,294,048	$4,063,377

Incurred losses and loss adjustment expenses	$882,745	$918,439	$3,043,596	$2,759,117
Change in net loss and loss adjustment expense reserves	(57,401)	(97,365)	(383,836)	(290,003)

Paid losses and loss adjustment expenses	$825,344	$821,074	$2,659,760	$2,469,114

Net income	$280,403	$230,856	$338,547	$366,886

Less: Net realized investment gains	84,451	114,446	131,251	155,536
Tax on net realized investment gains (b)	17,735	24,034	27,563	32,663

Net realized investment gains, net of tax	66,716	90,412	103,688	122,873

Operating income	$213,687	$140,444	$234,859	$244,013

Per diluted share:
Net income	$5.06	$4.17	$6.11	$6.63
Less: Net realized investment gains, net of tax	1.20	1.63	1.87	2.22

Operating income	$3.86	$2.54	$4.24	$4.41

Combined ratio			99.0%	97.6%
Effect of estimated prior periods’ loss development			1.8%	(0.4)%

Combined ratio-accident period basis			100.8%	97.2%

(a)	See “Information Regarding GAAP and Non-GAAP Measures.”
(b)	Based on federal statutory rate of 21%.

Information Regarding GAAP and Non-GAAP Measures

The Company has presented information within this document containing operating measures which in management’s opinion provide investors with useful, industry specific information to help them evaluate, and perform meaningful comparisons of, the Company’s performance, but that may not be presented in accordance with GAAP. These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results.

Net income (loss) is the GAAP measure that is most directly comparable to operating income (loss). Operating income (loss) is net income (loss) excluding realized investment gains and losses, net of tax. Operating income (loss) is used by management along with the other components of net income (loss) to assess the Company’s performance. Management uses operating income (loss) as an important measure to evaluate the results of the Company’s insurance business. Management believes that operating income (loss) provides investors with a valuable measure of the Company’s ongoing performance as it reveals trends in the Company’s insurance business that may be obscured by the effect of net realized investment gains and losses. Realized investment gains and losses may vary significantly between periods and are generally driven by external economic developments such as capital market conditions. Accordingly, operating income (loss) highlights the results from ongoing operations and the underlying profitability of the Company’s core insurance business. Operating income (loss), which is provided as supplemental information and should not be considered as a substitute for net income (loss), does not reflect the overall profitability of the Company’s business. It should be read in conjunction with the GAAP financial results. See “Supplemental Schedules” above for a reconciliation of net income (loss) to operating income (loss).

Net premiums earned, the most directly comparable GAAP measure to net premiums written, represents the portion of premiums written that is recognized as revenue in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies. Net premiums written is a statutory financial measure which represents the premiums charged on policies issued during a fiscal period less any applicable reinsurance. Net premiums written is designed to determine production levels and is meant as supplemental information and not intended to replace net premiums earned. Such information should be read in conjunction with the GAAP financial results. See “Supplemental Schedules” above for a reconciliation of net premiums earned to net premiums written.

Incurred losses and loss adjustment expenses is the most directly comparable GAAP measure to paid losses and loss adjustment expenses. Paid losses and loss adjustment expenses excludes the effects of changes in the loss reserve accounts. Paid losses and loss adjustment expenses is provided as supplemental information and is not intended to replace incurred losses and loss adjustment expenses. It should be read in conjunction with the GAAP financial results. See “Supplemental Schedules” above for a reconciliation of incurred losses and loss adjustment expenses to paid losses and loss adjustment expenses.

Combined ratio is the most directly comparable measure to combined ratio-accident period basis. Combined ratio-accident period basis is computed as the difference between two GAAP operating ratios: the combined ratio and prior accident periods’ loss development ratio. Management believes that combined ratio-accident period basis is useful to investors and it is used to reveal the trends in the Company’s results of operations that may be obscured by development on prior accident periods’ loss reserves. Combined ratio-accident period basis is meant as supplemental information and is not intended to replace the GAAP combined ratio. It should be read in conjunction with the GAAP financial results. See “Supplemental Schedules” above for a reconciliation of GAAP combined ratio to combined ratio-accident period basis.